UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NEW CENTURY BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEW CENTURY BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

(910) 892-7080

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

April 26, 2006

NOTICE is hereby given that the Annual Meeting of Shareholders of New Century Bancorp, Inc. (the “Corporation”) will be held as follows:

Place:	New Century Bank 700 West Cumberland Street Dunn, North Carolina

Date:	April 26, 2006

Time:	10:00 a.m.

The purposes of the meeting are:

1.	To elect three members of the Board of Directors for terms of three years.

2.	To ratify the appointment of Dixon Hughes PLLC as the Corporation’s independent public accountants for 2006.

3.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

By Order of the Board of Directors

/s/ John Q. Shaw, Jr.
John Q. Shaw, Jr.
President and Chief Executive Officer

March 22, 2006

NEW CENTURY BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

(910) 892-7080

PROXY STATEMENT

Mailing Date: On or about March 22, 2006

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

April 26, 2006

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors of New Century Bancorp, Inc. (the “Corporation”) for the Annual Meeting of Shareholders of the Corporation to be held at the main office of New Century Bank, 700 West Cumberland Street, Dunn, North Carolina, at 10:00 a.m. on April 26, 2006, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are J. Gary Ciccone, Oscar N. Harris and C. L. Tart, Jr. Shares represented by each appointment of proxy which is properly executed and returned, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the three nominees for director named in Proposal 1 below and FOR Proposal 2. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Brenda B. Bonner, Secretary of the Corporation, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Corporation will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails, appointments of proxy may be solicited in person or by telephone by officers, directors and employees of the Corporation and its subsidiary banks without additional compensation. The Corporation will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Corporation’s common stock.

Record Date

The close of business on March 6, 2006 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Corporation are the shares of its common stock, par value $1.00 per share, of which 10,000,000 shares are authorized and 4,241,040 shares were outstanding on December 31, 2005. There were approximately 1,468 holders of the Corporation’s common stock on this date.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of common stock of the Corporation issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the three directors receiving the greatest number of votes shall be elected.

In the case of Proposal 2 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal. Abstentions and broker nonvotes will have no effect.

Authorization to Vote on Adjournment and Other Matters

By signing an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions that may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Corporation believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies to establish a quorum or to provide additional information to shareholders. However, proxies voted against any of the Proposals will not be used to adjourn the Annual Meeting. The Corporation does not have any plans to adjourn the Annual Meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Beneficial Ownership of Voting Securities

As of December 31, 2005, no shareholder known to management owned more than 5% of the Corporation’s common stock.

As of December 31, 2005 the beneficial ownership of the Corporation’s common stock, by directors individually, and by directors and executive officers as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)	PERCENT OF CLASS (3)
J. Gary Ciccone.(4) Fayetteville, NC	55,834	1.31

T. C. Godwin, Jr.(5) Dunn, NC	38,469	0.90

Oscar N. Harris(6) Dunn, NC	150,072	3.53

Gerald W. Hayes Dunn, NC	71,629	1.68

John McCauley Fayetteville, NC	29,057	0.68

Carlie C. McLamb(7) Dunn, NC	134,352	3.16

Anthony Rand(8) Fayetteville, NC	54,714	1.29

John Q. Shaw, Jr.(9) Dunn, NC	72,589	1.69

C. L. Tart, Jr. (10) Dunn, NC	96,053	2.26

All Directors and Executive Officers as a group (15 persons)	773,736	17.36

(1)	Except as otherwise noted, to the best knowledge of the Corporation’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Harris – 74,416 shares; Mr. McLamb – 48,314 shares; Mr. Shaw – 398 shares; and Mr. Tart – 7,986 shares.

(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Corporation: Mr. Ciccone – 12,071 shares; Mr. Godwin – 11,956 shares; Mr. Harris – 11,956 shares; Mr. Hayes – 11,956 shares; Mr. McCauley – 2,366 shares; Mr. McLamb – 11,956 shares; Mr. Rand – 11,660 shares; Mr. Shaw – 62,546 shares; Mr. Tart – 11,956 shares and for all directors and executive officers as a group – 216,301 shares.

(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 4,241,040 shares of common stock outstanding as of December 31, 2005, and (ii) options to purchase shares of common stock which are exercisable within 60 days of December 31, 2004.

(4)	Includes 2,060 shares owned by Mr. Ciccone’s spouse.

(5)	Includes 997 shares owned by Mr. Godwin’s spouse.

(6)	Includes 1,996 shares owned by Mr. Harris’ spouse.

(7)	Includes 49,913 shares owned by Mr. McLamb’s business.

(8)	Includes 7,332 shares owned by Senator Rand’s spouse.

(9)	Includes 78 shares owned by Mr. Shaw’s spouse.

(10)	Includes 63,989 shares by owned Mr. Tart’s business and 6,207 shares owned by Mr. Tart’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Corporation are required by federal law to file reports with the Securities and Exchange Commission (the “SEC”) regarding the amount of, and changes in, their beneficial ownership of the Corporation’s common stock. Based upon a review of copies of reports received by the Corporation, all required reports of directors and executive officers of the Corporation during 2005 were filed on a timely basis.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has set the number of directors of the Corporation at nine and recommends that shareholders vote for each of the directors listed below for terms of three years:

Name and Age	Position(s) Held	Director Since	Principal Occupation and Business Experience During the Past 5 Years
Oscar N. Harris (66)	Vice Chairman of the Board	1999*	Senior Partner-President, Oscar N. Harris & Assoc. P.A., (CPA’s) 1979-Present; former North Carolina State Senator.

John McCauley (38)	Director	2003	Chief Executive Officer, Highland Paving Co, LLC; General Manager, McCauley-McDonald Investments, Inc.; General Manager, AOM Investments, LLC.

John Q. Shaw, Jr. (64)	Director, President and Chief Executive Officer	1999*	President and Chief Executive Officer, New Century Bank, 1999-Present; President and Chief Executive Officer, New Century Bancorp, Inc., 2003-Present; Senior Vice President and Commercial City Executive for BB&T, 1997-1999; Senior Vice President and Regional Executive for Harnett and Lee Counties for United Carolina Bank, 1972-1997.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR FOR A TERM OF THREE YEARS.

Incumbent Directors

The Corporation’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table.

Name and Age	Position(s) Held	Director Since	Principal Occupation and Business Experience During the Past 5 Years
J. Gary Ciccone (59)	Director	2003	Real estate developer; Owner, Nimocks, Ciccone & Townsend, Inc. (commercial real estate brokerage).

T. C. Godwin (65)	Director	1999*	President, T-Mart Food Stores, Inc., 1970-Present (convenience stores).

Gerald W. Hayes (62)	Director	1999*	Attorney and President, Hayes, Williams, Turner & Daughtry, P.A., 1969-Present (law firm).

Carlie C. McLamb (68)	Director	1999*	President, Carlie C’s IGA and Carlie C’s Operation, 1962-Present (grocery stores).

Name and Age	Position(s) Held	Director Since	Principal Occupation and Business Experience During the Past 5 Years
Anthony Rand (66)	Director	2003	Majority Leader, North Carolina State Senate; Consultant, Sonorex, Inc.; President, Rand & Gregory, P.A (law firm).

C. L. Tart, Jr. (71)	Chairman of the Board	1999*	President, Tart & Tart, Inc., 1969-Present (holding company).

*	Includes prior service as a director of New Century Bank.

Director Relationships

With the exception of Senator Rand, who is a director of Law Enforcement Associates Corporation, no director of the Corporation is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

There are no family relationships among directors, nominees or executive officers of the Corporation.

Meetings and Committees of the Board of Directors

The Corporation’s Board of Directors held five meetings during 2005. Each director attended 75% or more of all board meetings and the meetings of any committee(s) of which he was a member. It is the policy of the Corporation that directors attend each annual meeting of shareholders. Each of the nine members of the Corporation’s Board of Directors attended the 2005 Annual Meeting of Shareholders.

The Corporation’s Board has several standing committees including a Nominating Committee, a Compensation Committee and an Audit/Compliance Committee.

Nominating Committee. The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become board members, and to recommend to the board the director nominees for the next meeting of shareholders at which directors are to be elected; and (ii) to assist the Board of Directors by identifying individuals qualified to become board members, in the event a vacancy on the board exists and that such vacancy should be filled.

The members of the Nominating Committee are “independent” as defined by NASDAQ listing standards. The Bylaws of the Corporation state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Corporation’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the annual meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Corporation if elected. The Bylaws of the Corporation require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Corporation’s market area. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. The Nominating Committee has adopted a formal written charter which was included as Exhibit B to the proxy statement for the 2004 Annual Meeting of Shareholders.

Report of the Audit/Compliance Committee

The Audit/Compliance Committee of the Corporation is responsible for receiving and reviewing the annual audit report of the Corporation’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Corporation’s internal audit program. The Audit/Compliance Committee assesses the performance and independence of the Corporation’s independent auditors and recommends their appointment and retention. The Audit/Compliance Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Corporation’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Corporation’s audit process in 2005, the Audit/Compliance Committee reviewed and discussed the audited financial statements with management. The Audit/Compliance Committee also discussed with the independent auditors, Dixon Hughes PLLC, all matters that are required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit/Compliance Committee received from Dixon Hughes PLLC disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Dixon Hughes PLLC their independence.

Based on the review and discussions above, the Audit/Compliance Committee (i) recommended to the Board that the audited financial statements be included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2005 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Dixon Hughes PLLC as auditors for 2006.

Although the Corporation’s common stock is not traded on any exchange, the Audit/Compliance Committee members are “independent” and “financially literate” as defined by NASDAQ listing standards. The Board of Directors has determined that Michael S. McLamb, a member of the Audit/Compliance Committee, meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The Audit/Compliance Committee has adopted a formal written charter that is reviewed by the Committee for adequacy on an annual basis. The Audit/Compliance Committee Charter was attached as Exhibit A to the proxy statement for the 2005 Annual Meeting of Shareholders.

This report is submitted by the Audit/Compliance Committee:

T.C. Godwin	John McCauley	George Wise*
Tracy L. Johnson*	Wrathel Mitchell**	Lyndo Tippett**
Michael S. McLamb*

*	Member of the Board of Directors of New Century Bank

**	Member of the Board of Directors of New Century Bank South

Indebtedness of and Transactions with Management

The Corporation’s bank subsidiaries, New Century Bank and New Century Bank South have had, and expect to have in the future, banking transactions in the ordinary course of business with certain of their current directors, nominees for director, executive officers and associates. All loans included in such transactions will be made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and will not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by New Century Bank or New Century Bank South to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the banks’ lending matters. To the best knowledge of the management of the Corporation and the banks, Regulation O has been complied with in its entirety.

Director Compensation

Board Fees. Each director receives a fee of $500 for each meeting of the Corporation’s Board of Directors attended. Members of all other committees of the Board of Directors receive $75 for each committee meeting attended, up to a maximum of $150 per month.

In addition, the Corporation has instituted a Directors’ Deferral Plan whereby individual directors may elect annually to defer receipt of all or a designated portion of their fees for the coming year. Amounts so deferred are used to purchase shares of the Corporation’s common stock on the open market by the administrator of the Deferral Plan, with such deferred compensation disbursed in the future as specified by the director at the time of his or her deferral election.

2000 Nonstatutory Stock Option Plan. The shareholders of New Century Bank ratified the 2000 Nonstatutory Stock Option Plan at the 2000 Annual Meeting. In connection with the reorganization of New Century Bank into the holding company form of organization, which resulted in the creation of the Corporation in 2003, the 2000 Nonstatutory Option Plan was adopted by the Corporation and options under that plan were converted into options to purchase shares of the Corporation’s common stock. At the 2004 Annual Meeting, the shareholders of the Corporation approved an amendment to the 2000 Nonstatutory Stock Option Plan that increased the number of shares of the Corporation’s common stock available for issuance under the Plan. Under the terms of the Plan, options on a total of 398,890 shares of the Corporation’s common stock are currently available for issuance to members of the Corporation’s Board of Directors and the board of any subsidiary of the Corporation.

Executive Officers

The following table sets forth below is certain information regarding the Corporation’s executive officers.

NAME	AGE	POSITION	BUSINESS EXPERIENCE
John Q. Shaw, Jr.	64	President and Chief Executive Officer of the Corporation and New Century Bank; Executive Vice President of New Century Bank South	President and Chief Executive Officer, New Century Bancorp, Inc., New Century Bank, 1999-Present; Executive Vice President, New Century Bank South, 2003-Present; Senior Vice President and Commercial City Executive for BB&T, 1997-1999; Senior Vice President and Regional Executive for Harnett and Lee Counties for United Carolina Bank, 1972-1997.

William L. Hedgepeth	44	President and Chief Executive Officer of New Century Bank South; Executive Vice President of the Corporation	President and Chief Executive Officer, New Century Bank South, 2004-Present; Executive Vice President, New Century Bancorp, Inc., 2005-Present; Senior Vice President and Area Executive for Fayetteville, NC, First South Bank, 2001-2004.

Lisa F. Campbell	38	Executive Vice President and Chief Financial Officer of the Corporation, New Century Bank and New Century Bank South	Executive Vice President and Chief Financial Officer, New Century Bancorp, Inc., New Century Bank and New Century Bank South, 2000-Present; Senior Vice President and Controller, Triangle Bancorp, Inc., Raleigh, NC, 1997-2000; Assurance Senior Manager, KPMG LLP, Raleigh, NC, 1993-1997.

Kevin S. Bunn	44	Executive Vice President and Chief Lending Officer of New Century Bank South	Executive Vice President and Chief Lending Officer, New Century Bank South, 2003-Present; Senior Vice President, Wachovia Bank, N.A., 1985-2003.

B. Darrell Fowler	40	Executive Vice President and Branch Administrator of the Corporation and New Century Bank	Executive Vice President and Branch Administrator, New Century Bancorp, Inc. and New Century Bank, 2000-Present; Senior Vice President – Market Executive, Triangle Bank, Dunn, NC 1993-2000.

Joan I. Patterson	59	Executive Vice President and Chief Operations Officer of the Corporation, New Century Bank and New Century Bank South	Executive Vice President and Chief Operations Officer, New Century Bancorp, Inc., New Century Bank and New Century Bank South, 2000-Present; Branch Manager, BB&T (previously UCB), Dunn, NC 1973-2000.

Peter J. Siemion	39	Executive Vice President and Chief Credit Officer of the Corporation, New Century Bank and New Century Bank South	Executive Vice President and Chief Credit Officer of New Century Bancorp, Inc., New Century Bank and New Century Bank South, 2003-Present; Senior Vice President and Commercial Credit Administrator, First South Bank 2001-2003; Vice President and Credit Administrator Officer, Capital Bank, 1999-2001.

Executive Compensation

The following table shows the cash and certain other compensation paid to or received or deferred by executive officers of the Corporation for services rendered in all capacities during fiscal year 2005. No other current executive officer of the Corporation received compensation for 2005 that exceeded $100,000.

SUMMARY COMPENSATION TABLE

	Annual Compensation (1)				Awards
Name and Principal Position	Year		Salary	Bonus	Options	All Other Compensation(2)

John Q. Shaw, Jr., President and Chief Executive Officer, New Century Bancorp, Inc.	2005		$175,000	$60,000	-0-	$19,411
	2004		150,000	47,800	-0-	18,176
	2003		130,000	30,000	-0-	14,778

William L. Hedgepeth, President and Chief Executive Officer, New Century Bank South	2005		$125,000	$5,000	4,500	$16,597
	2004		115,000	12,000	24,750	13,431
	2003	(3)	—	—	—	—

Lisa F. Campbell, Executive Vice President and Chief Financial Officer New Century Bancorp, Inc.	2005		$114,000	$24,500	-0-	$11,620
	2004		97,800	20,200	-0-	4,279
	2003		93,064	13,000	-0-	3,321

B. Darrell Fowler, Executive Vice President and Branch Administrator New Century Bancorp, Inc.	2005		$120,000	$28,000	-0-	$15,873
	2004		112,008	28,000	-0-	15,614
	2003		106,000	14,000	-0-	3,776

(1)	In addition to compensation paid in cash, the Corporation’s executive officers receive certain personal benefits. However, the aggregate value of such non-cash benefits received by the named executives during 2005, 2004 and 2003 did not exceed 10% of the cash compensation paid in any such year.

(2)	Includes insurance premiums and 401(k) matching contributions paid in 2005, 2004 and 2003.

(3)	Mr. Hedgepeth was not employed by the Corporation during the fiscal year ended December 31, 2003.

2000 Incentive Stock Option Plan. At the 2000 Annual Meeting, the shareholders approved the adoption of the New Century Bank 2000 Incentive Stock Option Plan. The 2000 Incentive Stock Option Plan was adopted by the Board of Directors of the Corporation in connection with the Corporation’s formation as the bank holding company for New Century Bank and New Century Bank South. Upon adoption of the 2000 Incentive Stock Option Plan by the Corporation, all outstanding options to purchase shares of New Century Bank were converted into options to purchase shares of the Corporation’s common stock. At the 2004 Annual Meeting, the shareholders approved an amendment to the 2000 Incentive Stock Option Plan that increased the number of shares of the Corporation’s common stock available for issuance under the Plan. The 2000 Incentive Stock Option Plan currently provides for the issuance of up to 297,723 shares of the Corporation’s common stock upon the exercise of stock options.

2004 Incentive Stock Option Plan. At the 2004 Annual Meeting, the shareholders approved the adoption of the New Century Bancorp, Inc. 2004 Incentive Stock Option Plan. The 2004 Incentive Stock Option Plan currently provides for the issuance of up to 93,089 shares of the Corporation’s common stock to officers and employees of the Corporation and its subsidiaries upon the exercise of stock options.

The following table sets forth information regarding options to purchase shares of the Corporation’s Common Stock that were granted to executive management of the Corporation during the fiscal year ended December 31, 2005.

OPTION GRANTS IN FISCAL YEAR 2005

(INDIVIDUAL GRANTS)

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Value
William L. Hedgepeth	4,500	(1)	25.8%	$12.83	Jan. 19, 2015	-0-

(1)	Adjusted for effect of a 3-for-2 stock split effect in the form of a 50% stock dividend.

The following table sets forth information regarding stock option exercises and stock option values for executive management of the Corporation as of the end of the fiscal year ended December 31, 2005.

AGGREGATED OPTION EXERCISES IN FISCAL 2005

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year End Exercisable/Unexercisable(1)
John Q. Shaw, Jr.	15,000	$301,350	62,548 / -0-	$1,203,447 / -0-
William L. Hedgepeth	-0-	-0-	9,750 / 19,500	$152,066 / $304,122
Lisa F. Campbell	-0-	-0-	9,982 / -0-	$192,067 / -0-
B. Darrell Fowler	-0-	-0-	30,000 / -0-	$577,221 / -0-

(1)	At December 31, 2005, the Corporation’s stock price was $24.75 per share.

Employment Agreements. New Century Bank (the “Bank”) has entered into an employment agreement, dated May 24, 2000, with Mr. Shaw to serve as its President and Chief Executive Officer. The term of the employment agreement currently extends through September 1, 2008. Mr. Shaw’s current base salary under the agreement is $210,000 per year. Mr. Shaw is also entitled to certain fringe benefits normally associated with individuals serving in the capacity as Chief Executive Officer of a community bank. The employment agreement provides that following termination of Mr. Shaw’s employment with the Bank, he cannot compete within a 50 mile radius of Dunn, North Carolina for a period of five years, provided however, that this covenant not to compete does not apply following a “change in control” of the Corporation.

The employment agreement provides that if a “termination event” occurs within 24 months following a “change in control” of the Corporation, Mr. Shaw shall be entitled to terminate his employment agreement and receive 299% of his “base amount” of compensation. A “termination event” will occur if (i) Mr. Shaw is assigned duties and/or responsibilities that are inconsistent with his position, duties, or status at the time of the change in control or with his reporting responsibilities or titles with the Corporation in effect at the time of the change in control; (ii) Mr. Shaw’s annual base salary is reduced below the amount in effect as of the change in control; (iii) Mr. Shaw’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation to Mr. Shaw as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or (iv) Mr. Shaw is transferred to a location outside Dunn, North Carolina without Mr. Shaw’s express written consent. A “change in control” of the Corporation will occur if (i) the Corporation merges with another corporation and immediately following such merger, less than a majority of the combined voting power of the resulting corporation is held by person who were stockholders of the Corporation immediately prior to the transaction; (ii) a report on Schedule 13(d), Schedule TO, or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Exchange Act, if such schedule or form disclosed that the filing person, or persons acting in concert, has or have become the beneficial owner of 25% or more of the combined voting power of the Corporation’s outstanding voting securities; (iii) during any period of two consecutive years, individuals who constitute the Corporation’s Board of Directors at the beginning of the two-year period cease, for any reason, to constitute at least a majority of the Board; or (iv) all or substantially all of the assets of the Corporation are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity or group. The employment agreement further provides that any transaction or event shall not be considered a “change in control” if Mr. Shaw and the Bank agree in writing that the transaction or event shall not be considered a Change in Control for purposes of the employment agreement.

The Bank has also entered into employment agreements with Lisa F. Campbell and B. Darrell Fowler and New Century Bank South has entered into an employment agreement with William L. Hedgepeth. Each of the employment agreements provides for an initial term of three years. The terms of Ms. Campbell’s and Mr. Fowler’s employment agreements automatically extend for an additional year on each anniversary of the effective date, unless written notice of termination is received prior to renewal. The term of Mr. Hedgepeth’s contract extends for an additional three-year period at the end of the initial term, unless written notice of termination is received prior to renewal. The officers are also entitled to certain fringe benefits normally associated with individuals serving in their capacities with a community bank. Each officer’s employment agreement provides that if a “termination event” (as defined above) occurs within 24 months of a “change in control,” such officer will be entitled to terminate the employment agreement and receive a lump sum payment equal to 150% of such officer’s “base amount” of compensation in the case of Ms. Campbell’s and Mr. Fowler’s employment agreements and 200% of “base amount” in the case of Mr. Hedgepeth’s employment agreement. For purposes of the employment agreement, a “change in control” of the Corporation will occur if (i) any individual or entity directly or indirectly acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of the Corporation, or acquires control of, in any manner, the election of a majority of directors of the Corporation; (ii) the Corporation merges with or into another corporation; association, or entity or is otherwise reorganized, where the Corporation is not the surviving corporation; or (iii) all or substantially all of the assets of the Corporation are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity or group.

Executive Supplemental Retirement Plan. The Bank has also entered into an Executive Supplemental Retirement Plan Agreement with Mr. Shaw. Agreements such as the Executive Supplemental Retirement Plan Agreement are becoming increasingly common in the banking industry. The reason is that caps on qualified plan contributions and distributions, as well as Social Security, often limit bank executives’ retirement benefits to 30% to 50% of final pay. In contrast, other bank staff are unaffected or are less severely affected by those caps and they can therefore end their working careers with retirement benefits at 70% to 90% of final pay. Arrangements such as the Executive Supplemental Retirement Plan Agreement can remedy the shortfall in executive retirement compensation and deliver retirement benefits commensurate with bank executives’ final pay. The Executive Supplemental Retirement Plan Agreement is unfunded, but requires the Bank to accrue an amount of benefits to be paid to Mr. Shaw upon retirement at age 67 and under certain other circumstances such as termination after a “change in control.” To offset the accruals, the Bank has purchased life insurance policies on four of its executive officers and has entered into Life Insurance Endorsement Method Split Dollar Plan Agreements with each such executive. The death benefits of these bank owned life insurance policies are designed to pay the Bank for the cost of the premiums and accruals for the retirement payments. These one-time premium payments aggregated $2.1 million. The Executive Supplemental Retirement Plan Agreement provides for Mr. Shaw to receive monthly payments beginning upon his retirement at age 67, or, under certain circumstances, upon his early termination or disability. In addition, the Executive Supplemental Retirement Plan Agreement provides for a lump sum payment in the event that Mr. Shaw’s employment is terminated, under certain conditions, within 12 months of a “change in control” of the Corporation. The lump sums payable to Mr. Shaw, should a “change in control” of the Corporation occur, is $464,199.

The Executive Supplemental Retirement Plan Agreement also provides for payment of a tax gross-up benefit if the aggregate benefits payable to Mr. Shaw after a “change in control” are subject to excise taxes under certain provisions of the Internal Revenue Code. In general terms, the Internal Revenue Code disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a “change in control”. Additionally, the Internal Revenue Code imposes a 20% excise tax on the executive receiving such excess parachute payments. Should payments to Mr. Shaw be deemed excess parachute payments, he will be entitled to additional payments to compensate him for excise taxes imposed on him as well as for taxes imposed on the gross-up benefit itself. Those additional gross-up benefits would not be deductible payments for the Corporation. Further, the Bank has agreed to pay legal fees incurred by Mr. Shaw, up to a maximum of $500,000, if the Executive Supplemental Retirement Plan Agreement is challenged following a “change in control.”

401(k) Plan. The Corporation has adopted a tax-qualified savings plan for employees. The 401(k) Plan covers all employees beginning the first day of their first full month of service. Employees may contribute up to 15% of their compensation, subject to the maximum allowed by law. During 2005, the Corporation contributed 50% of up to 6% of compensation contributed by participants. On October 12, 2005, the Compensation Committee approved an increase in the Corporation’s matching contribution to 100% of up to 6% of compensation contributed by participants beginning on January 1, 2006. Matching contributions vest at a rate of 25% per year following the participant’s first year of service.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the Board of Directors is now, or formerly was, an officer or employee of the Corporation or any of its subsidiaries. Mr. Shaw makes recommendations to the Committee regarding compensation of the executive officers. Mr. Shaw participates in the deliberations, but not the decisions, of the Committee regarding compensation of executive officers other than himself. He does not participate in the Committee’s discussions or decisions regarding his own compensation.

Report of the Compensation Committee

The Compensation Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain the Corporation’s executive officers. While the committee makes recommendations to the Board of Directors regarding the compensation of the executive officers, the Board of Directors ultimately determines such compensation. The salary of each of the Corporation’s executive officers is determined based upon the executive officer’s experience, managerial effectiveness, contribution to the Corporation’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee also compares the compensation of the Corporation’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the

Corporation’s market area and appropriate state and national salary data. These factors were considered in establishing the compensation of Mr. Shaw during the fiscal year ended December 31, 2005. All executive officers of the Corporation, including Mr. Shaw, are eligible to receive discretionary bonuses declared by the Board of Directors. The amount of such bonuses and incentive payments is based upon the Corporation’s budget and the attainment of corporate goals and objectives. Finally, the interests of the Corporation’s executive officers are aligned with that of its shareholders through the use of equity-based compensation, specifically the grant of stock options with exercise prices established at the fair market value of the Corporation’s common stock at the time of grant.

This report is submitted by the Compensation Committee:

Gary Ciccone	Carlie C. McLamb
T.C. Godwin	Richard Player**
Ronnie Jackson*

*	Member of the Board of Directors of New Century Bank

**	Member of the Board of Directors of New Century Bank South

Performance Graph

The following graph compares (i) the yearly change in the cumulative total stockholder return on the Corporation’s common stock with (ii) the cumulative return of the Nasdaq Composite, and (iii) the SNL Southeast Banks Index. The graph assumes that the value of an investment in the Corporation’s common stock and in each index was $100 on December 31, 2000, and that all dividends were reinvested.

The performance shown in the graph represents past performance and should not be considered an indication of future performance.

PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed the firm of Dixon Hughes PLLC Certified Public Accountants, as the Corporation’s independent public accountants for 2006. A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

The Corporation has paid Dixon Hughes PLLC fees in connection with its assistance in the Corporation’s annual audit and review of the Corporation’s financial statements. From time to time, the Corporation engages Dixon Hughes PLLC to assist in other areas of financial planning.

The following table sets forth the fees paid or expected to be paid to Dixon Hughes PLLC in various categories during 2005 and 2004.

AUDIT FEES

Category	2005	2004
Audit Fees(1):	$50,469	$33,133
Audit-Related Fees(2):	2,313	4,647
Tax Fees(3):	10,275	5,443
All Other Fees:	-0-	- 0 -

Total Fees Paid:	$63,057	$43,223

(1)	Includes fees paid or expected to be paid for audits of annual consolidated financial statements, reviews of consolidated financial statements included in quarterly reports on Form 10-Q, report production assistance relating to said financial statements and related documents.

(2)	Includes fees paid for accounting consultations.

(3)	Includes fees paid for services relating to tax planning, preparation and compliance.

All services rendered by Dixon Hughes PLLC during 2005 were subject to pre-approval by the Audit Committee.

The Audit/Compliance Committee has considered whether Dixon Hughes PLLC’s provision of other non-audit services to the Corporation is compatible with maintaining independence of Dixon Hughes PLLC. The Audit/Compliance Committee has determined that it is compatible with maintaining the independence of Dixon Hughes PLLC.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 RATIFYING DIXON HUGHES PLLC AS THE CORPORATION’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2006.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2007 ANNUAL MEETING

It is anticipated that the 2007 Annual Meeting will be held on a date during April 2007. Any proposal of a shareholder which is intended to be presented at the 2007 Annual Meeting must be received by the Corporation at its main office in Dunn, North Carolina no later than November 21, 2006, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2007 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Corporation by February 15, 2007 for it to be timely received for consideration. The proxy holders will use their discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Corporation does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to Brenda B. Bonner, Secretary, New Century Bancorp, Inc., 700 West Cumberland Street, Dunn, North Carolina 28334, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE CORPORATION’S 2005 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO JOHN Q. SHAW, JR., PRESIDENT, NEW CENTURY BANCORP, INC., 700 WEST CUMBERLAND STREET, DUNN, NORTH CAROLINA 28334, (910) 892-7080.

REVOCABLE PROXY

NEW CENTURY BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

APPOINTMENT OF PROXY

SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints J. Gary Ciccone, Oscar N. Harris and C. L. Tart, Jr. (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of New Century Bancorp, Inc. (the “Corporation”) held of record by the undersigned on March 6, 2006, at the Annual Meeting of Shareholders of the Corporation to be held at New Century Bank, 700 West Cumberland Street, Dunn, North Carolina, at 10:00 a.m. on April 26, 2006, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this Appointment of Proxy be voted as follows on the proposals listed below:

1. ELECTION OF DIRECTORS: Proposal to elect three directors of the Corporation for terms of three years.

☐ FOR all nominees listed below (except as indicated otherwise below).	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

Oscar N. Harris

John McCauley

John Q. Shaw, Jr.

Instruction: To withhold authority to vote for one or more nominees, write that nominee’s name on the line below.

______________________________________________________________________________________________________

2. RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as the Corporation’s independent public accountants for 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the Proxies are authorized to vote the shares represented by this Appointment of Proxy in accordance with their best judgment.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND “FOR” PROPOSAL 2 ABOVE. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 FOR ANY REASON HAVE BECOME UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE AS DIRECTORS, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE CORPORATION AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

Date: ________________________________, 2006

(SEAL)
(Signature)

(SEAL)
(Signature, if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.